Exhibit 10.4

                              EMPLOYMENT AGREEMENT
                                       OF
                             Daniel G. Stephens, Jr.


     This EMPLOYMENT AGREEMENT ("Agreement") dated as of the 15th day of June, 1998, between Daniel G. Stephens, Jr. ("Executive") an individual residing at 3216 W. Santiago St., Tampa, Fl 33629, and NetWolves Corporation ("Company") a New York Corporation having its principal place of business at 33 Walt Whitman Dr., Suite 125, Huntington Station, New York 11743;

                                   WITNESSETH:

      WHEREAS, the Company desires to retain Executive as the President of Manufacturing, Research and Development of the Company, and Executive desires to perform such duties,

        NOW, THEREFORE, it is mutually agreed by and among the parties as follows:

Section 1. Employment.

     Upon the terms and subject to the conditions contained herein, during the Employment Term (hereinafter defined), the Company hereby employs Executive as the President of Manufacturing, Research and Development of the Company. Executive shall be responsible for such duties as are commensurate with his office and as may from time to time be assigned to Executive by the Board of Directors of the Company. Executive shall report directly to the Board. Executive hereby accepts such employment and during the Employment Term shall devote his full business time, skill, energy and attention to the business of the Company, and shall perform his duties in a diligent, trustworthy, loyal and businesslike and efficient manner, all for the purpose of advancing the business of the Company. Executive shall not be engaged in any other business activity, whether or not the activity is pursued for gain, profit, or other pecuniary advantage, during the term of this Agreement without Company's prior written consent. Executive agrees to serve, if elected, as an officer and/or director of the Company and any of its subsidiaries without additional compensation. However, Executive shall not be required to serve as an officer or director of any of the Company's subsidiaries if to do so would expose Executive to adverse financial consequences.

Section 2. Compensation.

     2.1. Salary. During the Employment Term, the Company shall pay, and Executive shall be entitled to receive from the Company, as a base salary for the employment referred to in Section 1 hereof, compensation at the rate of $100,000 per annum, payable in 26 equal installments. Executive's base salary shall be increased after the first full year as follows:

          (A)   to $130,000 per annum, payable in 26 equal installments;

          (B) to $150,000 per annum, payable in 26 equal installments, if the operating subsidiary NetWolves Corporation generates revenues between $5,000,000 and $9,999,999, within one year of the initial employment term.

          (C) to $250,000 per annum, payable in 26 equal installments, if the operating subsidiary NetWolves Corporation generated revenues of at least $10,000,000, within one year of the initial employment term. The base salary will be reviewed at least once a year by the Company's Board of Directors and may be increased if the performance of the Company warrants any such increase.

      2.2. Bonus. Executive shall be entitled to a bonus of 2% of gross profit of the Company. One fourth of the bonus will be paid quarterly after the completion of the Company's quarterly financial statement, and the remaining balance will be paid after the completion of the annual financial statement.

     2.3. Stock Options; Warrants: Executive shall be entitled to receive in the aggregate warrants to purchase 200,000 shares of the stock of the Company and shall also share in an employee stock option plan. The warrants, which shall be subject to a separate Warrant Agreement, shall provide as follows:

     (A) 50,000 warrants will become exercisable if the operating subsidiary generates revenues of at least $5,000,000, without a pretax loss, within one year following the signing of this agreement;

     (B) 100,000 warrants will become exercisable if the operating subsidiary generates revenues of at least $10,000,000 in revenues, with at least $2,000,000 in pretax profit [before interest, taxes, depreciation, and amortization ("EBITDA")], within one year following the signing of this Agreement; and

     (C) 50,000 warrants will become exercisable if the operating subsidiary generates revenue of $10,000,000 with at least $1,000,000 in pretax profit (EBITDA), within the second year following the signing of this Agreement;

     (D) If the warrants described in paragraph 2.3 (2) do not become exercisable under the conditions stated, then such warrants will become exercisable if the operating subsidiary generates $20,000,000 in revenues, with at least $4,000,000 in pretax income (EBITDA) during the second year following the signing of this agreement.

     The Company agrees to establish an employee stock option plan and reserve at least 282,500 shares of the common stock of the Company for issuance under the plan.

          2.4. Expenses. The Company shall reimburse Executive for all expenses incurred and paid by Executive in the course of the performance of his duties pursuant to this Agreement and consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, and subject to the Company's requirements with respect to the manner of reporting such expenses.

     2.6. Fringe Benefits. Executive shall be entitled to participate in various fringe benefit programs now in force or hereafter established by the Company for all employees of the Company, provided, however, that such participation shall be subject to all of the terms and conditions pertaining to said programs as they may now exist or as hereafter adopted, modified or amended. The fringe benefit program of the Company may be changed or canceled at any time by the Company in its sole discretion without prior notice to or consent of Executive.

     2.7. Vacation. Executive shall be entitled to a paid vacation of two (2) weeks commencing six (6) months from the Effective Date of this Agreement, three
(3) weeks after the first year and four (4) weeks every year thereafter.

     2.8. Holidays. Executive shall be entitled to the same paid holidays as authorized by the Company for all its other executives.

Section 3.     Employment Term.

     3.1. Employment Term. The Employment Term shall be three (3) years commencing on the date of the signing of this Agreement. The Employment Agreement will be automatically renewed for another three (3) years unless otherwise terminated or canceled pursuant to Section 4 hereof.

Section 4.     Termination

     4.1. Death. The Agreement shall terminate upon death of the Executive. Should the Agreement terminate as a result of Executive's death, the Executive's Estate shall be entitled to receive compensation equal to six months of Executive's base salary, base salary determined at the time of death.

     4.2. Termination by Company.

     (a) Termination For Cause. Company may terminate Executive's employment for cause.

     (b) 'Cause' Defined. Company shall have cause to terminate Executive's employment if Executive wilfully fails to substantially perform any duties required by this Agreement (unless Executive's failure is due to a physical or mental incapacity), Executive is consistently, flagrantly, and grossly negligent in the performance of required duties, Executive engages in conduct that demonstrably and substantially damages Company, Executive is convicted of a felonious act of moral turpitude, or Executive discloses material confidential information in violation of this Agreement. No act or failure to act by Executive may be considered "wilful" unless Executive acted or failed to act without any reasonable belief that the act or omission was in Company's best interests and without good faith.

               (c) Resolution Finding Cause for Termination of Executive's Employment. Before Executive's employment may be terminated for cause, a majority of the entire membership of Company's Board of Directors (not including Executive) must duly adopt a resolution finding in good faith that Company has cause to terminate Executive's employment and specifying the details of Executive's misconduct. Before the Board of Directors may adopt such a resolution, Executive must be given reasonable notice and opportunity to be heard by the Board of Directors and must be permitted to appear before the Board of Directors with counsel. The Board of Directors may not adopt a resolution terminating Executive's employment for cause unless it receives a report from a firm of independent attorneys (not including counsel for Company) concluding that the Board of Directors has cause within the meaning of this agreement to terminate Executive's employment. The firm of independent attorneys must be selected by a majority of the entire membership of the Board of Directors (not including Executive) and must be reasonably acceptable to Executive. If this Agreement is terminated by Company for cause, each party's obligations under this Agreement shall thereupon cease and terminate except for obligations accrued but undischarged to and including the date of such event

     4.3. Termination by Executive. Executive may (but is not obligated to) terminate this Agreement at any time under the following circumstances:

     (a)  Executive's  health becomes so impaired that continued  performance of
          Executive's   duties  under  this  Agreement  would  be  hazardous  to
          Executive's physical or mental health.

     (b) Change in control. There is a change in control of Company if someone other than the subscribers to Company's common stock at the time of the signing of this Agreement becomes the beneficial owner of common stock representing 20 percent or more of the voting power of Company or during any three year period during the term of this Agreement the individuals who constitute the Board of Directors at the beginning of the period cease to constitute at least a majority of the Board members at the end of the three-year period for any reason other than death or disability. No transaction or event will be deemed to have caused a change in control if Executive gives prior consent to the transaction or event.

     (c) Executive is assigned duties that are significantly different than those described in this Agreement, or duties assigned Executive by this Agreement are eliminated or transferred to someone else.

     (d) Executive is removed from any of the positions described in Section 1 of this Agreement (other than by Company for cause).

     (e) Executive's fringe benefits or other compensation are materially reduced.

     (f) Company requires Executive to travel more frequently than contemplated by this Agreement.

     (g)  Company fails to have a successor assume this Agreement.

     (h)  Company becomes insolvent or files a bankruptcy petition.

     4.4. Notice of Termination. Any termination of Executive's employment by Company or Executive must be communicated to the other party by a written Notice of Termination. The notice must specify the provision of this Agreement authorizing the termination and must set forth in reasonable detail the facts and circumstances providing the basis for termination of Executive's employment.

     4.5. Date Termination Is Effective. If Executive's employment terminates because this Agreement expires, then Executive's employment will be considered to have terminated on that expiration date. If Executive's employment terminates because of Executive's death, then Executive's employment will be considered to have terminated on the date of Executive's death. If Executive's employment is terminated by Executive, then Executive's employment will be considered to have terminated on the date that a Notice of Termination is given. If Executive's employment is terminated by Company for cause, then Executive's employment will be considered to have terminated on the date specified by the "Notice of Termination." If, within 30 days after a Notice of Termination is given, the party receiving the notice notifies the other party that there is a dispute concerning the termination, then Executive's employment will not be considered to have terminated until the dispute is ended by a written agreement between the parties, a final arbitration award, or a final judgment, order, or decree of a court of competent jurisdiction. A judgment, order, or decree of a court of competent jurisdiction will be considered final if the time for appealing the decision has expired and no appeal has been perfected.

         4.6. Compensation Following Termination.

     (a) If Executive's employment terminates because of Executive's death, the Company shall pay a lump sum death benefit to the person or persons designated in a written notice filed with Company by Executive or, if no person has been designated, to Executive's estate. The amount of the lump sum death benefit will equal the amount of Executive's then current base salary plus the amount of incentive compensation paid Executive most recently prior to Executive's death, multiplied by the number of full and partial years that Executive was employed by Company. This lump sum death benefit shall be in addition to any other amounts that Executive's beneficiaries and estate may be entitled to receive under any employee benefit plan maintained by Company.

     (b) If Executive's employment is terminated by Company for cause, Company shall pay to Executive Executive's then current base salary through the date employment is terminated, and Company shall have no further obligations to Executive under this Agreement.

     (c) If Company terminates Executive's employment other than for cause, Company shall pay Executive Executive's then current base salary through the date employment is terminated and any legal fees and expenses incurred by Executive to enforce Executive's rights under this Agreement. In addition, Company shall pay Executive as liquidated damages an amount equal to the sum of Executive's then current base salary plus the amount of incentive compensation paid to Executive most recently before the date Executive's employment was terminated, multiplied by the number of full and partial years remaining in the term of this Agreement (including extensions), and further multiplied by 50% percent if Executive's employment terminates during the year ending December 31, 1998, 75% percent if Executive's employment terminates during the year ending December 31, 1999, or 100% percent if Executive's employment terminates during the year ending December 31, 2000 or a subsequent year.

     (d) If Executive's employment is terminated by Executive in accordance with the provisions of this Agreement, Company shall pay Executive severance pay in an amount equal to the sum of Executive's base salary plus the amount of incentive compensation paid to Executive most recently before the date Executive's employment was terminated, multiplied by fifty percent (50%).

     (e) Company and Executive intend that no portion of the payments to Executive contingent on a change in control of Company be deemed a parachute payment, as that term is defined by Section 28OG(b)(2) of the Internal Revenue Code. Company and Executive agree that the present value (as that term is defined by Section 28OG(d)(4) of the Internal Revenue Code) of the termination payments contingent on a change in control of Company shall not exceed the amount that could cause the payments to be characterized as a parachute payment. If the present value of the payments to be made to Executive exceed the amount; that could cause the payments to be characterized as a parachute payment, then the amount of those payments shall be reduced so that their present value equals one dollar less than the amount that would cause the payments to be characterized as a parachute payment.

         4.7. Health insurance upon termination. In the event the Company terminates this Agreement with Executive for reasons other than those in Sections 4.1, and 4.2(a), the Executive shall be entitled to receive continuing benefits of health insurance coverage for a six month period.

Section 5.    Disability.

         5.1. Replacement Because of Disability. If, because of illness or injury, Executive becomes unable to work full time for the Company for a period of more than 90 days, Company may, in its sole discretion at any time after that period give Executive 30 days written notice that it will replace Executive if Executive is unable to return to work full time before the date specified in the written notice. Replacement of Executive shall not be considered a termination of Executive's employment under this Agreement.

     5.2. Compensation During Periods of Disability.

     (a) Executive shall continue to receive Executive's base salary and incentive compensation while Executive is unable to work full time until Executive is replaced or until Executive terminates Executive's employment with Company because Executive's health becomes so impaired that continued performances of Executive's duties under this Agreement would be hazardous to Executive's physical or mental health.

     (b) While Executive is unable to work full time because of illness or injury and through the full term of this Agreement, including extensions, Company shall maintain for Executive's benefit all employee benefit plans in which Executive was participating at the time Executive was replaced. If Executive is barred from participating in any employee benefit plan because of Executive's disability, Company shall pay Executive an amount equal to what Company would have contributed on Executive's behalf to the employee benefit plan if Executive's participation had not been barred.

     (c) After Executive is replaced or receives notice that Executive is terminating employment because Executive's health has become so impaired that continued performance of Executive's duties under this Agreement would be hazardous to Executive's physical or mental health, Company shall pay Executive an amount equal to the sum of Executive's base salary plus the amount of incentive compensation paid to Executive most recently before the date Executive's employment was terminated, multiplied by fifty percent (50%)

     (d) Executive is not required to seek other employment to mitigate any amounts payable under this Agreement. Nor will amounts due Executive under this Agreement be reduced by any amounts received by Executive for other employment.

     5.3. Disability Insurance. Company shall purchase and use its best efforts to maintain disability insurance in force for the benefit of Executive throughout the term of this Agreement (including extensions). The policy shall replace fifty percent of Executive's Base Salary, start paying benefits after Executive has been unable to work full-time for 90 days, continue paying benefits until Executive reaches age 65, and waive premium payments while Executive is disabled. If Company fails to make a premium payment, Executive shall have the right in Executive's sole discretion to advance such funds as may be required to maintain the policy in force and shall thereafter be entitled to recover amounts paid from Company.

Section 6.    Business Properties.

     6.1. Business Properties Other than as required to perform his duties in accordance with this Agreement and for purpose of furthering the business of the Company, Executive shall not use or cause to be used Company's trade secrets or any other confidential business information by him as a result of his employment or relationship to the Company or any affiliate of the Company.

     6.2. Revealing Trade Secret, etc. Executive acknowledges the interest of the Company in maintaining the confidentiality of information related to its business and shall not at any time during the Employment Term or thereafter, directly or indirectly, reveal or cause to be revealed to any person or entity the production processes, inventions, formulae, trade secrets, customer lists or any other confidential information obtained by him as a result of his employment or relationship with the Company or any affiliate of the Company, except when authorized in writing to do so by the Company, provided, however, that it is not the intent of this Section 5.2 to include within the subject matter information not proprietary to the Company or information which is in the public domain. Confidential information does not include any information that is known generally by the public (other than as a result of unauthorized disclosure by Executive) or information that is not the type of information considered confidential by persons engaged in a business that is the same of similar to that conducted by the company. Confidential information is material if its disclosure would be materially damaging to the Company.

Section 7.    Non-Competition.

     7.1.  Non-Competition.  During the Employment  Term and for a period of one
(1) year thereafter, Executive shall not (a) compete, engage, or participate, directly or indirectly, in the business or business substantially similar to the business as conducted by the Company or as may thereafter be conducted by the Company at any time during the Employment Term, (b) solicit or cause to be solicited any customers of the Company, or (c) recruit or cause any other person to recruit any employee of the Company to any of said business or businesses.

     7.2. Prior Notice. Prior to engaging in any activity or accepting employment with another company any time within one (1) year after Executive leaves the employment of the Company, which activity or employment is in the same or related industry in which the Company is engaged, Executive agrees to provide at least thirty (30) days prior written notice (by certified mail) to the Company, stating the description of the activities or position sought to be undertaken by Executive, together with such further information as the Company may request in connection therewith (including, but not limited to, location where the services would be performed, the present or former customers of the Company who may be anticipated to receive such services, etc.). Upon receipt of such information from Executive, the Company shall, within fifteen (15) days of the receipt of all of the requested information, notify Executive whether the Company objects to the otherwise prohibited services of activities by Executive. If the Company does not object or does not respond, the restrictions set forth in Section 6 shall have no force and effect. The Company shall be free to object or not to object in unfettered discretion, and parties agree that any actions taken or not taken by the Company with respect to any other employees or former employees shall have no bearing whatsoever on the Company's decision or on any question regarding the enforceability of this restraint with respect to Executive.

     7.3. Limitations. It is also agreed that if for any reason the area or time restrictions set forth above are too broad so as to be unenforceable by law, then they, or either one of them, shall be reduced to such area or time as shall be legally enforceable. If it is judicially determined that this agreement not to compete, or any potion thereof, is illegal or offensive under any applicable law (statute, common law or otherwise), then it is hereby agreed by Executive and the Company that the non-competition covenant shall be in full force and effect to the full extent permitted by law. By this agreement, the parties intend to have this agreement not to compete to be in full force and effect to the greatest extent permitted.

Section 8.    Inventions.

     8.1. Assignment. Without further consideration Executive shall fully and promptly report to the Company all ideas, concept, inventions, discoveries, formulae and designs conceived or produced by Executive at any time during the Employment Term, whether alone or with others and whether patentable or unpatentable (collectively, "Inventions") pertaining, directly or indirectly, to the business of the Company as conducted at any time during the Employment Term, and shall assign and hereby does assign to the Company or its nominee Executive's entire right, title and interest in and to all such Inventions.

     8.2. Cooperation. Executive shall take all reasonable action requested by the Company to protect or obtain title to any and all United States and/or foreign patents on any such Inventions, including execution and delivery of all applications. assignments and other documents deemed necessary or desirable by the Company, provided Executive is reimbursed for reasonable expenses incurred by Executive in connection with such execution and delivery.

Section 9.    Miscellaneous.

     9.1. Remedies. The parties acknowledge that any breach or violation by Executive of the terms of this Agreement will result in immediate and irreparable injury and harm to the Company, and will do damage to the Company in amounts difficult to ascertain. Accordingly, the company shall be entitled to remedies of injunction, as well as to all other legal or equitable remedies to which the Company may be entitled, including, without limitation termination of the Employment Term and this Agreement.

     9.2. Certain definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

         (a) "Engage in or participate in any business" referred to in Section 7 hereof shall be deemed to mean engaging in or participating in any business or businesses, directly or indirectly, whether for his own account or for that of any other person, firm, or corporation, and whether as a stockholder (except as a stockholder in a publicly-held corporation with more than 500 holders of common stock of which Executive owns less than 1 % of the outstanding securities of any class), principal, agent, proprietor, partner, officer, director, employee or consultant, or in any other capacity;

     9.3. Notices. Any notice or other communications required or permitted to be given to the parties hereto shall be deemed to have been given when received, addressed as follows (or at such other address as the party addressed may have substituted by notice pursuant to this Section 8.3.

         (a)  If to the Company:   NetWolves Corporation
                                   33 Walt Whitman Dr., Suite 125
                                   Huntington Station, New York 11743;

         (b)  If to Executive:     Daniel G. Stephens, Jr.
                                   3216 W. Santiago St.
                                   Tampa, Fl 33629

     9.4. Heading. The captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement or as in any way limiting or amplifying the terms and provision hereof.

     9.5. Governing Law. The Agreement shall in all respects be interpreted, construed and governed by and in accordance with the law of the State of Florida.

     9.6. Severability. In case this Agreement or any one or more of the provisions hereof, shall be held to be invalid, illegal or unenforceable within any governmental jurisdiction or subdivision thereof, the Agreement or any such provision or provisions shall not as a consequence thereof be deemed to be invalid, illegal or unenforceable in any other governmental jurisdiction or subdivision thereof. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any other respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and there shall be deemed substituted such other provision as will most nearly accomplish the intent of the parties to the extent permitted by applicable law.

     9.7. Whole Agreement. This Agreement embodies all the representations, warrants covenants and agreements of the parties in relation to subject matter hereof, and no representations, warranties, covenants, understandings or agreements, or otherwise, in relation thereto exist between the parties except as herein expressly set forth herein, or in any instrument in writing by the party to be bound thereby which makes reference to this Agreement.

     9.8. No Rights in Third Parties. Nothing herein expressed or implied is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their respective successors and assigns or personal representatives, any rights or remedies under or by reason of this Agreement.

     9.9. Amendment. This Agreement may not be amended orally but only by an instrument in writing duly executed by the parties hereto.

     9.10. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

         In WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

EXECUTIVE                                    NetWolves Corporation

_______________________                      By:_______________________
Daniel G. Stephens, Jr.                             President